UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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UBS PACE Select Advisors Trust
(Name of Registrant as Specified In Its Charter)

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UBS PACE Money Market Investments
Answers to questions relating to the PACE Select proxy mailing

The following are answers to some frequently asked questions received from UBS PACE Money Market Investments ("PACE Money Market") shareholders, following the mailing of the proxy statement relating to a Special Meeting of Shareholders of UBS PACE Select Advisors Trust (the "Trust") to be held on May 15, 2008.

Q.	Why am I receiving proxy information for a Fund that I do not own?

A.

The practice of having one proxy statement covering multiple funds within the same fund family is a very common and accepted method of dealing with proxy solicitations. In this case, the proposals shareholders are being asked to approve are similar enough in nature across all Funds that it was determined a single proxy was warranted. This decision was believed to be in the best interests of shareholders overall, as it would not subject them to receiving multiple proxies in the mail if they owned more than one Fund, as most do. Furthermore, separate proxies would have incurred a greater expense, and potentially resulted in operating inefficiencies.

Q.	Why are you amending PACE Money Market's fundamental investment policies?

A.

Some of PACE Money Market's current fundamental investment policies can be traced back to federal or state securities law requirements that were in effect when it was launched in 1995. Since then, many of these regulations have been relaxed and, in some cases, eliminated. Changes are being requested for the fundamental investment policies so that there can be uniformity across the PACE Fund family. Even minor variations in standards across all of the Funds can lead to operating inefficiencies and may increase the costs associated with compliance monitoring.

Additionally, if the Securities and Exchange Commission ("SEC") were to amend the regulations governing money market funds in the future (these are discussed more fully below), having more updated fundamental investment restrictions could potentially help in responding to those changes. It is unlikely that the SEC would revise the regulations in a way that would lessen the protections afforded shareholders.

Q.	How would the proposed changes to the fundamental investment policies discussed in Proposal 2 affect investments by PACE Money Market if they are approved by shareholders?

A.

PACE Money Market is subject to more stringent guidelines established for money market funds by the SEC; these regulations govern its day-to-day management. Additionally, PACE Money Market will continue to be managed according to the strategies and policies expressed in the Fund's registration statement. Therefore, we currently do not expect these amendments will change the way PACE Money Market is managed on a day-to-day basis.

UBS Global Asset Management (Americas) Inc. is a subsidiary of UBS AG

As a money market fund, PACE Money Market will continue to invest in high quality money market instruments that have, or are deemed to have, remaining maturities of 13 months or less. In addition, PACE Money Market will continue to purchase those obligations that UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the Fund's investment manager, believes present minimal credit risks and are considered to be "First Tier Securities." First Tier securities include government securities, securities rated in the highest short-term rating category by a rating agency and other similar securities as explained in the Trust's Statement of Additional Information.

Shareholders should consult the proxy statement for a detailed discussion of the items presented for their consideration, and this Q&A is to be read in the context of the fuller discussion in the proxy statement.

For more information

Please contact the UBS Global Asset Management Shareholder Service Center at 800-647 1568.

For all of the UBS Global Asset Management US Money Market Funds, investors should read and carefully consider the investment objectives, risks, charges and expenses before investing. The Money Market Funds' prospectuses contain this and other information about the Funds. Contact UBS Global Asset Management at 888-793 8637 for a current Fund prospectus. An investment in the UBS Money Market Funds is only one component of a balanced investment plan.

An investment in a UBS US Money Market Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds.

Not FDIC insured. May lose value. No bank guarantee.